NEWS RELEASE

Exhibit 99.1

Alector Reports Third Quarter 2025 Financial Results and Provides Business Update

Selected lead candidates AL137 for the company’s Alector Brain Carrier (ABC)-enabled anti-amyloid beta antibody in Alzheimer's disease, and AL050 for its ABC-enabled GCase enzyme replacement therapy in Parkinson’s disease; both advancing toward IND-enabling studies

Advancing ABC-enabled Tau, Alpha Synuclein and NLRP3 siRNA programs targeting peripheral delivery of novel therapies for neurodegenerative disorders

Independent interim analysis for the PROGRESS-AD Phase 2 clinical trial of nivisnebart (AL101) in early Alzheimer’s disease planned for 1H 2026

$291.1 million in cash, cash equivalents, and investments provides runway through 2027

South San Francisco, Calif., November 6, 2025 -- Alector, Inc. (Nasdaq: ALEC), a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegeneration, today reported third quarter 2025 financial results and recent portfolio and business updates. As of September 30, 2025, Alector’s cash, cash equivalents, and investments totaled $291.1 million.

“We are well-resourced to advance our portfolio of innovative drug candidates for the treatment of neurodegenerative diseases, with a sharpened focus on our differentiated Alector Brain Carrier (ABC) platform,” said Arnon Rosenthal, Ph.D., Chief Executive Officer of Alector. “ABC represents an important driver of innovation, with the versatility to deliver antibodies, enzymes and nucleic acid to the brain. Our ABC-enabled programs have demonstrated robust brain penetration through peripheral dosing, favorable safety, and good pharmacokinetics. We are advancing AL137, our ABC-enabled anti-amyloid beta antibody, AL050, our ABC-enabled GCase enzyme replacement therapy, and ADP064, our ABC-enabled Tau siRNA, toward IND-enabling studies, with IND submissions targeted in 2026 and 2027.”

Dr. Rosenthal continued, “Additionally, together with GSK, we continue to advance the Phase 2 PROGRESS-AD trial for nivisnebart (AL101), an investigational monoclonal antibody being studied for the treatment of Alzheimer’s disease. We remain on track for an independent interim analysis planned for the first half of 2026.”

Recent Program Updates

Alector Brain Carrier: Preclinical and Research Pipeline

A key pillar of Alector’s focus is its proprietary blood-brain barrier (BBB) technology platform, Alector Brain Carrier (ABC). Built on the core design principles of versatility, tunability, and differentiated binding to a distinct region of the transferrin receptor (TfR), ABC is intended to support the targeted delivery of therapeutics to the brain and to optimize safety and efficacy. The platform’s tunable TfR binding affinities allow adjustment of binding strength and drug configuration to align with the needs of diverse therapeutic cargos, including antibodies, enzymes, and siRNA, aiming to achieve efficient transport across the BBB with the goal of balancing brain uptake and safety.

AL137

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Alector has selected lead candidate AL137 for its ABC-enabled anti-amyloid beta (Aβ) antibody in Alzheimer’s disease (AD) and is advancing it toward investigational new drug (IND)-enabling studies. The company is targeting an IND filing for AL137 in 2026.

•
AL137 is engineered for optimal brain uptake, potency, safety, and convenience. This candidate features a high-affinity, humanized antibody that selectively binds PyroGlu3, a validated epitope on the toxic form of Aβ found in plaques, a fully active effector function that enables maximal recruitment of myeloid cells to remove plaques, and Alector’s proprietary ABC with tuned affinity and binding epitope designed to facilitate brain penetration and plaque removal while minimizing hematologic adverse effects. In preclinical studies to date, AL137 has demonstrated robust brain penetration at low doses, supporting the potential for low dose, subcutaneous administration.

AL050

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Alector has selected lead candidate AL050 for its ABC-enabled glucocerebrosidase (GCase) enzyme replacement therapy (ERT) in Parkinson’s disease (PD) and is advancing the candidate toward IND-enabling studies. The company is targeting submission of an IND application for AL050 in 2027.

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AL050 is an ABC-enabled GCase ERT engineered to address the key challenges of enzyme replacement for the brain. It features an engineered GCase with improved activity and stability, a silenced effector function to maximize safety, and Alector’s tunable ABC with a TfR epitope and affinity designed to enhance delivery across the BBB. In preclinical studies to date, AL050 increased GCase activity in both rodents and NHPs and reduced toxic substrate accumulation in a rodent GBA disease model with no apparent hematologic findings, supporting its potential as a therapy for Parkinson’s disease and Lewy body dementia associated with GBA loss-of-function mutations.

ABC siRNA Platform

•
The company also continues to advance its ABC-enabled siRNA platform. The platform is designed for peripheral dosing, offering the potential for more convenient administration compared with traditional intrathecal or intracerebroventricular delivery, as well as homogeneous drug distribution throughout the brain. Current programs include Alector’s lead siRNA program, ADP064-ABC, an anti-tau siRNA for AD and other tauopathies, as well as ADP062-ABC, an alpha-synuclein siRNA for PD and eventually Lewy body dementia; and ADP065-ABC, an NLRP3 siRNA, for a range of neurodegenerative diseases.

Progranulin Programs (nivisnebart (AL101/GSK4527226) and latozinemab (AL001)) in Collaboration with GSK

Nivisnebart (AL101/GSK4527226)

•
The 76-week, global, randomized, double-blind, placebo-controlled PROGRESS-AD Phase 2 clinical trial of nivisnebart (AL101/GSK4527226) in early AD is ongoing, with enrollment completed in April 2025. An independent interim analysis is planned for the first half of 2026.

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Nivisnebart is an investigational human monoclonal antibody (mAb) designed to block and internalize the sortilin receptor to elevate the concentrations of progranulin (PGRN) in the brain. It is distinct from latozinemab, with differentiated pharmacokinetic and pharmacodynamic properties that may make it suitable for the potential treatment of more prevalent neurodegenerative diseases.

Latozinemab

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In October 2025, Alector and GSK announced topline results from the INFRONT-3 Phase 3 clinical trial of latozinemab for the potential treatment of frontotemporal dementia due to a GRN gene mutation (FTD-GRN). The study did not demonstrate clinical benefit. Based on these results, the open-label extension portion of the INFRONT-3 trial and the continuation study for latozinemab will be discontinued.

Corporate News

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In October 2025, the company implemented a reduction in force of approximately 47% intended to focus the company’s resources on its highest-priority programs, to ensure continued progress across its portfolio, and extend cash runway through 2027.

Third Quarter 2025 Financial Results

Revenue. Collaboration revenue for the quarter ended September 30, 2025, was $3.3 million, compared to $15.3 million for the same period in 2024. The decrease was mainly due to the satisfaction of the performance obligation associated with the AL002 program and the latozinemab FTD-C9orf72 Phase 2 trial in the fourth quarter of 2024.

R&D Expenses. Total research and development expenses for the quarter ended September 30, 2025, were $29.4 million, compared to $48.0 million for the quarter ended September 30, 2024. The decrease was mainly due to a decrease in research and development expenses for the AL002 program as well as a decrease in personnel related costs as a result of the reductions in force.

G&A Expenses. Total general and administrative expenses for the quarter ended September 30, 2025, were $11.5 million, compared to $15.8 million for the quarter ended September 30, 2024. The decrease was mainly driven by the absence of impairment charges related to the right-of-use asset and leasehold improvements recognized in the third quarter of 2024. No comparable impairment occurred in the current period. Additionally, personnel-related costs declined as a result of the reductions in force.

Net Loss. For the quarter ended September 30, 2025, Alector reported a net loss of $34.7 million, or $0.34 per share, compared to a net loss of $42.2 million, or $0.43 net loss per share, for the same period in 2024.

Cash Position. Cash, cash equivalents, and investments were $291.1 million as of September 30, 2025. This includes approximately $14.7 million in net proceeds raised through the company’s at-the-market (ATM) equity offering in September. In October 2025, the company raised $5.3 million in ATM equity offerings. Management anticipates that its current cash position will be sufficient to fund Alector’s operations through 2027.

2025 Guidance. The company continues to anticipate collaboration revenue to be between $13 million and $18 million, total research and development expenses to be between $130 million and $140 million, and total general and administrative expenses to be between $55 million and $65 million.

About Alector

Alector is a clinical-stage biotechnology company focused on developing therapies to counteract the devastating progression of neurodegenerative diseases. Leveraging the principles of genetics, immunology, and neuroscience, the company is advancing a portfolio of programs that aim to remove toxic proteins, replace missing proteins, and restore immune and nerve cell function. Supported by biomarkers, Alector’s product candidates seek to treat a range of indications, such as Alzheimer’s disease, Parkinson's disease, and frontotemporal dementia. The company is also developing Alector Brain Carrier (ABC), a proprietary blood-brain barrier platform, which is being selectively applied to its preclinical and research pipeline. ABC aims to enhance the delivery of therapeutics, achieve deeper brain penetration and efficacy at lower doses, and ultimately improve patient outcomes while reducing costs. Alector is headquartered in South San Francisco, California. For more information, please visit www.alector.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding our business plans, business strategy, workforce reduction, product candidates, research and preclinical pipeline, blood-brain barrier technology platform, planned and ongoing preclinical studies and clinical trials, anticipated timing of and detail regarding release of data for PROGRESS-AD, expected milestones, expectations of our collaborations and financial and cash guidance. Such statements are subject to numerous risks and uncertainties, including but not limited to risks and uncertainties as set forth in Alector’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with the Securities and Exchange Commission (“SEC”), as well as the other documents Alector files from time to time with the SEC. These documents contain and identify important factors that could cause the actual results for Alector to differ materially from those contained in Alector’s forward-looking statements. Any forward-looking statements contained in this press release speak only as of the date hereof, and Alector specifically disclaims any obligation to update any forward-looking statement, except as required by law.

Selected Consolidated Balance Sheet Data

(in thousands)

	September 30,	December 31,
	2025	2024

Cash, cash equivalents, and marketable securities	$291,108	$413,397
Total assets	335,285	468,303
Total current liabilities (excluding deferred revenue)	68,221	101,396
Deferred revenue (including current portion)	179,012	195,832
Total liabilities	277,573	341,503
Total stockholders’ equity	57,712	126,800

Consolidated Statement of Operations Data

(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Collaboration revenue	$3,260	$15,342	$14,808	$46,318
Operating expenses:
Research and development	29,350	47,998	90,602	139,479
General and administrative	11,518	15,778	40,647	44,587
Total operating expenses	40,868	63,776	131,249	184,066
Loss from operations	(37,608)	(48,434)	(116,441)	(137,748)
Other income, net	2,941	6,214	10,779	20,853
Net loss before income tax	(34,667)	(42,220)	(105,662)	(116,895)
Income tax expense	—	—	—	80
Net loss	$(34,667)	$(42,220)	$(105,662)	$(116,975)
Net loss per share, basic and diluted	$(0.34)	$(0.43)	$(1.05)	$(1.22)
Shares used in computing net loss per share basic and diluted	102,597,601	97,519,595	100,800,863	96,007,105

Alector Contacts:

Argot Partners (media)

David Rosen

646-461-6387

alector@argotpartners.com

Argot Partners (investors)

Laura Perry

212-600-1902

alector@argotpartners.com